Exhibit 3.1

THE COMPANIES LAW

OF THE CAYMAN ISLANDS (AS REVISED)

EXEMPTED COMPANY LIMITED BY SHARES

FOURTH AMENDED AND RESTATED MEMORANDUM

OF ASSOCIATION OF

FANGDD NETWORK GROUP LTD

(Adopted by Special Resolution on October 8, 2019)

1.	The name of the Company is Fangdd Network Group Ltd.

2.

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands or at such other place as the Directors may from time to time decide.

3.

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

5.

The authorized share capital of the Company is US$300 divided into 3,000,000,000 shares ofUS$0.0000001 par value each, 2,275,948,587 of which are Ordinary Shares, and 724,051,413 are Preferred Shares of the Company. Of the 2,275,948,587 Ordinary Shares, 975,308,700 shares are issued and outstanding. Of the 724,051,413 Preferred Shares, 111,110,000 shares are designated as Series A-1 Preferred Shares which are issued and outstanding, 148,147,900 shares are designated as Series A-2 Preferred Shares which are issued and outstanding, 177,834,496 shares are designated as Series B Preferred Shares which are issued and outstanding and 286,959,017 shares are designated as Series C Preferred Shares, which are authorized but unissued. The Company insofar as is permitted by applicable law and the Articles of Association, has the power to redeem or purchase any of its shares and to increase or reduce the said capital and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

6 If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 174 of the Companies Law and, subject to the provisions of the Companies Law and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

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THE COMPANIES LAW

OF THE CAYMAN ISLANDS (AS REVISED)

EXEMPTED COMPANY LIMITED BY SHARES

FOURTH AMENDED AND RESTATED ARTICLES OF

ASSOCIATION OF

FANGDD NETWORK GROUP LTD

(Adopted by Special Resolution on October 8, 2019)

1.	In these Articles, Table A in the Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Adjustment Exceptions” has the meaning specified in Article 6A(4)(e)(v)(A).

“Affiliate” means, except with respect to individuals, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person, and with respect to an individual, anyone who is a Relative. For purposes hereof, (i) no Investor (or their Affiliates) shall be deemed to be an Affiliate of the Company, any other Group Company or any of their respective directors and officers, and (ii) no portfolio company of an Investor (or of an Affiliate of an Investor) shall be deemed to be an Affiliate of an Investor.

“Articles” means these Articles as originally framed or as from time to time altered by Special Resolution.

“Auditors” means the Persons for the time being performing the duties of auditors of the Company.

“Board” means the board of directors of the Company.

“Business Day” means a day other than Saturday, Sunday, or public holiday in the PRC, Hong Kong, the United States of America, the British Virgin Islands or the Cayman Islands on which commercial banks are open for business in each such jurisdiction.

“BVI Holdco” means Fangdd International Holding Ltd., a company organized and existing under the laws of the British Virgin Islands.

“Change of Control” means any transaction or series of related transactions:

(i) whether by merger, consolidation, amalgamation, sale or issuance of equity, scheme of arrangement or otherwise, pursuant to or as a result of which:

(A) the members of the Company immediately prior to such transaction(s), own less than 50% of the Company’s Equity Securities immediately after such transaction(s); or any such transaction(s) in which 50% or more of the Company’s Equity Securities are transferred; or

(B) a third party (or group of Persons Affiliated with such third party or Persons acting in concert with such third party) directly or indirectly acquires, or becomes the holder of, a number of Equity Securities of the Company (or the acquiring or surviving company, as applicable) greater than an amount equal to the aggregate amount of Equity Securities of the Company (or the acquiring or surviving company, as applicable) held by the Founders (and/or the Founder Vehicles) immediately prior to the transaction(s); or

(ii) involving the sale, license, lease, or other disposition of all or a majority of the assets of the Company, other than, in each case:

(a) a consolidation with a wholly-owned subsidiary of the Company for corporate reorganization purposes;

(b) a merger effected exclusively to change the domicile of the Company for tax purposes; and

(c) a new equity financing consummated solely for capital-raising purposes in which the Company is the surviving corporation and which is approved by the Board (including the approval of all Investor Directors present at a duly convened board meeting or by written consent of all Investor Directors, to the extent applicable).

“Charter Documents” means, as to a Person (to the extent such Person is not a natural person), such Person’s certificate of incorporation, formation or registration (including, if relevant, certificates of change of name), memorandum of association, articles of association or incorporation, charter, bylaws, business license or other constitutional documents, in each case as amended, and in the case of the Domestic Company, including the Control Documents (as defined in the Shares Purchase Agreement).

“Closing Date” has the meaning in the Series C Shares Purchase Agreement.

“Company” means Fangdd Network Group Ltd., an exempted company organized and existing under the laws of the Cayman Islands.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the term “Controlled” has the meaning correlative to the foregoing.

“Control Documents” means the following Contracts collectively: (a) the Technology Development and Services Agreement by and between the WFOE and the Domestic Company dated March 21 2014, (b) the Operation Maintenance Service Agreement by and between the WFOE and the Domestic Company dated March 21, 2014, (c) the Equity Pledge Agreements by and among the WFOE, the Domestic Company and the shareholders of the Domestic Company, each dated March 21, 2014, (d) the Operation Agreement by and among the WFOE, the Domestic Company and the shareholders of the Domestic Company, dated March 21, 2014, (e) the Option Agreement by and among the WFOE, the Domestic Company and the shareholders of the Domestic Company, dated March 21, 2014, and (f) the Power of Attorney issued by the shareholders of the Domestic Company dated March 21, 2014.

“Conversion Price” has meaning specified in Article 6A(ii)(4).

“Debenture” means debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not.

“Director” means a member of the Board.

“Domestic Company” means 深圳市房多多网络科技有限公司, a limited liability company organized and existing under the laws of the PRC.

“Equity Securities” means, with respect to a Person, any shares, share capital, registered capital, ownership interest, equity interest, or other securities, and any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plans or similar rights with respect to such Person, and, with respect to the Company, shall include any Ordinary Shares and Ordinary Share Equivalents of the Company.

“Founders” has the meaning set forth in the Series C Shares Purchase Agreement.

“Founder Vehicles” has the meaning set forth in the Series C Shares Purchase Agreement.

“FountainVest” means Greyhound Investment Ltd., a company incorporated and existing under the laws of the Cayman Islands with its registered office at 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005, Cayman Islands.

“Group Company” means each of the Company, the BVI Holdco, the HK Holdco, the Domestic Company, the WFOE, together with each Subsidiary of any of the foregoing (including branches of any of the foregoing), and each Person that is, directly or indirectly, Controlled by any of the foregoing, including but not limited to each Controlled Entity and each joint venture in which any of the foregoing holds more than fifty percent (50%) of the voting power, and “Group” refers to all of the Group Companies collectively.

“Governmental Authority” means any nation or government or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC, the Cayman Islands or any other country, or any political subdivision thereof, any court, tribunal or arbitrator.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“HK Holdco” means FANGDD NETWORK HOLDING LTD, a company organized and existing under the laws of Hong Kong.

“Investors” means the Series A Investors, the Series B Investors and the Series C Investors.

“Lightspeed” means together, Lightspeed China Partners I, L.P. and Lightspeed China Partners I-A, L.P

“Member” means the holder of Shares of the Company.

“Memorandum” means the third amended and restated memorandum of association of the Company adopted by the Members of the Company pursuant to the Statute.

“New Ordinary Securities” means (i) in the case of New Securities that are Ordinary Shares, such New Securities and (ii) in the case of New Securities that are Ordinary Share Equivalents, the Ordinary Shares that are deemed issued pursuant to Article 6A(ii)(4)(e)(v)(C).

“New Securities” means, subject to the terms of Article 6A(ii)(4)(e)(v) hereof, any Equity Securities of the Company, except for any Equity Security that falls within any of the Adjustment Exceptions.

“Ordinary Resolution” means a resolution passed at a general meeting of the Company by a simple majority of the votes cast.

“Ordinary Directors” has the meaning specified in Article 73.

“Original Issue Price” means the Series A-1 Original Issue Price, the Series A-2 Original Issue Price, the Series B Original Issue Price or the Series C Original Issue Price.

“Original Issue Date” means the respective date on which the first Series A-1 Preferred Share, Series A-2 Preferred Share, Series B Preferred Share or the Series C Preferred Share was issued.

“Ordinary Shares” has the meaning specified in Article 6A(i).

“Ordinary Share Equivalents” means warrants, options and rights exercisable for Ordinary Shares or securities convertible into or exchangeable for Ordinary Shares, including, without limitation, the Preferred Shares.

“Paid-up” means paid-up and/or credited as paid-up.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PRC” means the People’s Republic of China, but solely for the purposes of these Articles, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the islands of Taiwan.

“Preferred Shareholder” means the holders of Preferred Shares.

“Preferred Shareholder Special Majority” means (each voting separately): (i) one or more Preferred Shareholders who hold no less than two-thirds (2/3) of voting power of the then outstanding Series A Preferred Shares, (ii) one or more Preferred Shareholders who hold no less than seventy-five percent (75%) of voting power of the then outstanding Series B Preferred Shares, and (iii) the Series C Lead Investor, individually, or, one or more Preferred Shareholders who hold, collectively, no less than seventy-five percent (75%) of voting power of the then outstanding Series C Preferred Shares.

“Preferred Shares” has the meaning specified in Article 6A(i).

“Qualified Accounting Firm” means any of the following accounting firms: Deloitte Touche Tohmatsu, Ernst & Young, KPMG or PricewaterhouseCoopers, or any other accounting firms designated by the Preferred Shareholder Special Majority.

“Qualified IPO” means an underwritten initial public offering of securities of the Company (or any other Group Company) on the New York Stock Exchange, Nasdaq, Hong Kong Exchange Stock Exchange, Shanghai Stock Exchange, Shenzhen Stock Exchange or other recognized regional or national exchange or quotation system in an internationally recognized stock exchange acceptable to the Preferred Shareholder Special Majority in which the per share price in such initial public offering is no less than one time (1.0x) the Series C Purchase Price Per Share (as defined under the Series C Shares Purchase Agreement), unless waived in writing by the Series C Lead Investor, in each case, as such prices may be adjusted for share splits or subdivisions, share dividends, combinations, recapitalizations and similar events that affect the share capital of the Company after [insert date of resolutions effecting this amended provision].

“Redemption Price” has the meaning specified in Article 9(i).

“Redemption Notice” has the meaning specified in Article 9(i).

“Redemption Right” has the meaning specified in Article 9(i).

“Registered Office” means the registered office for the time being of the Company.

“Related Party” means an officer, director or Affiliate of any Group Company or any “affiliate” or “associate” (as those terms are defined in Rule 405 promulgated under the Securities Act) of any of them or any Relative of any of them.

“Relative” means a husband, wife, father, mother, son, daughter, brother, sister, grandparent, grandchild, or spouse of any of these.

“Required Consenters” has the meaning specified in Article 27.

“Seal” means the common seal of the Company and includes every duplicate seal.

“Secretary” includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“Securities Act” means the United States Securities Act of 1934, as amended. “Series A Directors” means Series A-1 Director and Series A-2 Director. “Series A Investors” has the meaning specified in the Shareholders’ Agreement. “Series A Lead Investor” means Merlinano Limited.

“Series A Preferred Shares” means Series A-1 Preferred Shares and Series A-2 Preferred Shares.

“Series A Shares Purchase Agreement” means the Series A Preferred Shares Subscription and Purchase Agreement entered into by and among the Company, the Series A Investors, the Domestic Company, the Founders, the Founder Vehicles and certain other parties thereto as of October 25, 2013.

“Series A-1 Director” has the meaning specified in Article 73.

“Series A-1 Investor” has the meaning specified in the Shareholders’ Agreement.

“Series A-1 Original Issue Price” means with respect to any Series A-1 Preferred Share issued and sold to the Series A-1 Investor, RMB0.054 per share, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series A-1 Preferred Shares and in accordance with Series A Shares Purchase Agreement.

“Series A-1 Preference Amount” has the meaning specified in Article 6A(ii)(2)(d).

“Series A-1 Preferred Shares” has the meaning specified in Article 6A(i).

“Series A-2 Director” has the meaning specified in Article 73.

“Series A-2 Original Issue Price” means with respect to any Series A-2 Preferred Share issued and sold to the Series A-2 Investors, RMB0.405 per share, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series A-2 Preferred Shares and in accordance with Series A Shares Purchase Agreement.

“Series A-2 Preference Amount” has the meaning specified in Article 6A(ii)(2)(c). “Series A-2 Preferred Shares” has the meaning specified in Article 6A(i).

“Series B Directors” has the meaning specified in Article 73(a).

“Series B Investors” has the meaning specified in the Shareholders’ Agreement.

“Series B Original Issue Price” means with respect to any Series B Preferred Share issued and sold to the Series B Investors, US$0.2530 per share, as approximately adjusted for share split, share dividends, combinations, recapitalizations and similar events with respect to the Series B Preferred Shares.

“Series B Preference Amount” has the meaning specified in Article 6A(ii)(2)(b).

“Series B Preferred Shares” has the meaning specified in Article 6A(i).

“Series C Director” has the meaning specified in Article 73(a).

“Series C Investors” has the meaning specified in the Shareholders’ Agreement.

“Series C Lead Investor” means FountainVest.

“Series C Original Issue Price” means with respect to any Series C Preferred Share issued and sold to the Series C Investors, US$0.77711445 per share, as approximately adjusted for share split, share dividends, combinations, recapitalizations and similar events with respect to the Series C Preferred Shares.

“Series C Shares Purchase Agreement” means the Series C Preferred Shares Subscription and Purchase Agreement entered into by and among the Company, the Series C Investors, the Domestic Company, the Founders and certain other parties thereto as of June 30, 2015.

“Series C Preference Amount” has the meaning specified in Article 6A(ii)(2)(a).

“Series C Preferred Shares” has the meaning specified in Article 6A(i).

“Shares” has the meaning specified in Article 6A(i) and may also be referenced as “share” and includes any fraction of a share.

“Shareholders’ Agreement” means the Amended and Restated Shareholders’ Agreement dated as of the Closing Date by and among the Company, shareholders of the Company, other Group Companies and certain other parties.

“Special Resolution” has the same meaning as in the Statute and includes a resolution approved in writing as described therein.

“Statute” means the Companies Law of the Cayman Islands, as amended, and every statutory modification or re-enactment thereof for the time being in force.

“Transaction Documents” has the meaning set forth in the Series C Shares Purchase Agreement.

“U.S. dollars” or “US$” means United States dollars, the lawful currency for the time being of the United States of America.

“VKC” means Victory Pacific Resources Limited.

“WFOE” means 深圳市房多多信息技术有限公司, a wholly foreign-owned enterprise organized and existing under the laws of the PRC.

“written” and “in writing” include all modes of representing or reproducing words in visible form.

Words importing the singular number also include the plural number and vice-versa.

Words importing the masculine gender also include the feminine gender and vice- versa.

The term “day” means “calendar day”.

The term “month” means calendar month.

2.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that only part of the shares may have been allotted.

3.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

CERTIFICATES FOR SHARES

4.

The Company shall maintain a register of its Members. A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Certificates representing shares of the Company shall be in such form as shall be determined by the Directors (provided that each certificate shall bear the legend set forth in this Article below). Such certificates may be under Seal. Share certificates shall be signed by one or more Directors or other persons authorized by the Directors. The Directors may authorize certificates to be issued with the Seal and authorized signature(s) affixed by mechanical process. The Company shall not be bound to issue more than one certificate for shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled.

“THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A SHAREHOLDERS’ AGREEMENT BY AND AMONG THE SHAREHOLDERS, THE COMPANY AND CERTAIN OTHER PARTIES. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE COMPANY.”

5.

Notwithstanding Article 4 of these Articles, if a share certificate is defaced, lost, stolen, or destroyed, it may be renewed on payment of a fee of one dollar (US$1.00) or such lesser sum and on such terms (if any) as the Directors may reasonably prescribe to indemnify the Company from any loss incurred by it in connection with such certificate, including the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe.

ISSUE OF SHARES

6.

Subject to the provisions, if any, in that behalf in the Memorandum and in these Articles (including but not limited to Article 6A) and to any direction that may be given by the Company in a general meeting and without prejudice to any special rights previously conferred on the holders of existing shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares of the Company (including fractions of a share) to such persons, at such times, in accordance with the relevant terms of the Transaction Documents and any other agreements to which the Company is a party and on such other terms as they think proper. The Company shall not issue shares in bearer form.

6A	(i) CLASSES, NUMBER AND PAR VALUE OF THE SHARES

At the date of the adoption of these Articles the authorized share capital of the Company is US$300 divided into 3,000,000,000 shares of US$0.0000001 par value each, 2,275,948,587 of which are Ordinary Shares (the “Ordinary Shares”), and 724,051,413 of which are Preferred Shares (the “Preferred Shares”). Of the 2,275,948,587 Ordinary Shares, 975,308,700 shares are issued and outstanding. Of the 724,051,413 Preferred Shares, 111,110,000 shares are designated as Series A-1 Preferred Shares (the “Series A-1 Preferred Shares”) which are issued and outstanding, 148,147,900 shares are designated as Series A-2 Preferred Shares (the “Series A-2 Preferred Shares”), which are issued and outstanding, 177,834,496 shares are designated as Series B Preferred Shares (the “Series B Preferred Shares”) which are issued and outstanding, and 286,959,017 shares are designated as Series C Preferred Shares (the “Series C Preferred Shares”) which are authorized but unissued. The Series A-1 Preferred Shares and Series A-2 Preferred Shares are collectively referred to herein as the “Series A Preferred Shares”. The Ordinary Shares and the Preferred Shares are collectively referred to herein as the “Shares.”

(ii)	DESIGNATIONS, POWERS, PREFERENCES, ETC. OF SHARES

(1)	Dividends.

(a)

Subject to the provisions of the Statute, applicable law and these Articles (including but not limited to the other requirements of this Article 6A), no dividends shall be declared or paid on the Ordinary Shares, Series A Preferred Shares and the Series B Shares unless and until a dividend in like amount is paid at the same time on each outstanding Series C Preferred Share (calculated on an as-converted basis).

(b)

Subject to the provisions of the Statute, applicable law and these Articles (including but not limited to the other requirements of this Article 6A) and upon payment of dividends on each Series C Preferred Share pursuant to Article 6A(ii)(1)(a) above, no dividends shall be declared or paid on the Ordinary Shares and Series A Preferred Shares unless and until a dividend in like amount is paid at the same time on each outstanding Series B Preferred Share (calculated on an as- converted basis).

(c)

Subject to the provisions of the Statute, applicable law and these Articles (including but not limited to the other requirements of this Article 6A) and upon payment of dividends on each Series C Share and each Series B Preferred Share pursuant to Article 6A(ii)(1)(a) and 6A(ii)(1)(a)(b) above, no dividends shall be declared or paid on the Ordinary Shares unless and until a dividend in like amount is paid at the same time on each outstanding Series A Preferred Share (calculated on an as-converted basis).

(d)

Unless otherwise approved by the Board including the affirmative votes of the Series A-2 Director, the Series B Directors and the Series C Director, all dividend payments made to the holders of Preferred Shares shall be paid in U.S. dollars.

(2)

Liquidation Preferences. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), and subject to the provisions of the Statute and applicable law:

(a)

Before any distribution or payment shall be made to the holders of any Ordinary Shares, Series A Preferred Shares or Series B Preferred Shares, each holder of Series C Preferred Shares shall be entitled to receive, on a pari passu basis, an amount per Series C Preferred Share then held by such holder (the “Series C Preference Amount”) equal to the Series C Original Issue Price of such Series C Preferred Share, plus any dividends which have been declared (but which remain unpaid) in respect of such Preferred Share. If, upon any such liquidation, the assets of the Company shall be insufficient to make payment of the foregoing Series C Preference Amount in full on all Series C Preferred Shares, then such assets shall be distributed among the holders of Series C Preferred Shares, ratably in proportion to the full amounts to which they would otherwise be respective entitled thereon.

(b)

After distribution or payment in full of the amount distributable or payable on the Series C Preferred Shares pursuant to Article 6A(ii)(2)(a) above and before any distribution or payment shall be made to the holders of any Ordinary Shares and Series A Preferred Shares, each holder of Series B Preferred Shares shall be entitled to receive, on a pari passu basis, an amount per Series B Preferred Share then held by such holder (the “Series B Preference Amount”) equal to the Series B Original Issue Price of such Series B Preferred Share, plus any dividends which have been declared (but which remain unpaid) in respect of such Preferred Share. If, upon any such liquidation, the assets of the Company shall be insufficient to make payment of the foregoing Series B Preference Amount in full on all Series B Preferred Shares, then such assets shall be distributed among the holders of Series B Preferred Shares, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(c)

After distribution or payment in full of the amount distributable or payable on the Series C Preferred Shares pursuant to Article 6A(ii)(2)(a) above and on the Series B Preferred Shares pursuant to Article 6A(ii)(2)(b) above and before any distribution or payment shall be made to the holders of any Ordinary Shares and Series A-1 Preferred Share, each holder of Series A-2 Preferred Shares shall be entitled to receive, on a pari passu basis, an amount per Series A-2 Preferred Share then held by such holder (the “Series A-2 Preference Amount”) equal to the Series A-2 Original Issue Price of such Series A-2 Preferred Share, plus any dividends which have been declared (but which remain unpaid) in respect of such Series A-2 Preferred Share. If, after distribution or payment in full of the amount distributable or payable on the Series C Preferred Shares and the Series B Preferred Shares pursuant to Article 6A(ii)(2)(a) and 6A(ii)(2)(b) above, the remaining assets of the Company available for distribution shall be insufficient to make payment of the foregoing Series A-2 Preference Amount in full on all Series A-2 Preferred Shares, then such assets shall be distributed among the holders of Series A-2 Preferred Shares, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

After distribution or payment in full of the amount distributable or payable on the Series A-2 Preferred Shares pursuant to Article 6A(ii)(2)(c), and before any distribution or payment to the holders of Ordinary Shares, each holder of Series A-1 Preferred Shares shall be entitled to receive, on a pari passu basis, an amount per Series A-1 Preferred Share then held by such holder (the “Series A-1 Preference Amount”) equal to the Series A-1 Original Issue Price of such Series A-1 Preferred Share, plus any dividends which have been declared (but which remain unpaid) in respect of such Series A-1 Preferred Share. If, after distribution or payment in full of the amount distributable or payable on the Series A-2 Preferred Shares pursuant to Article 6A(ii)(2)(c), the remaining assets of the Company available for distribution shall be insufficient to make payment of the foregoing Series A-1 Preference Amount in full on all Series A-1 Preferred Shares, then such assets shall be distributed among the holders of Series A-1 Preferred Shares, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(d)

After distribution or payment in full of the amount distributable or payable on the Preferred Shares pursuant to Article 6A(ii)(2)(a), (b), (c) and (d), the remaining assets of the Company available for distribution to Members shall be distributed ratably among the holders of the outstanding Preferred Shares (treating for this clause (e) all Preferred Shares as if they had been converted to Ordinary Shares immediately prior to such liquidation, dissolution or winding up of the Company) and the outstanding Ordinary Shares.

(e)

Unless waived in writing by the Preferred Shareholder Special Majority, a Change of Control shall be treated as a Liquidation Event pursuant to Article 6A(ii)(2). Notwithstanding anything to the contrary in these Articles, no Shareholder shall agree to, or be a party to, any Change of Control, (i) without the prior written approval of the Preferred Shareholder Special Majority, and (ii) unless all holders of Preferred Shares are permitted to participate in such Change of Control and the consideration received pursuant to such Change of Control is allocated among the parties thereto in the manner specified in Article 6A(ii)(2) (as if such Change of Control were a Liquidation Event).

(3)	Voting Rights.

Subject to the provisions of these Articles, the Statute and applicable law, at all general meetings of the Company: (i) the holder of each Ordinary Share issued and outstanding shall have one (1) vote in respect of each Ordinary Share held, and (ii) the holder of each Preferred Share shall be entitled to such number of votes, in respect of such Preferred Share, as equals the number of Ordinary Shares into which such Preferred Share is convertible immediately after the close of business on the record date of the determination of the Company’s shareholders entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s shareholders is first solicited. Subject to provisions to the contrary elsewhere in these Articles and the Shareholders’ Agreement, or as required by the Statute, the holders of Preferred Shares shall vote together with the holders of Ordinary Shares, and not as a separate class or series, on all matters put before the Members, provided that the holders of Series A-1 Preferred Shares shall vote as a separate class with respect to the election of Series A-1 Directors, the holders of Series A-2 Preferred Shares shall vote as a separate class with respect to the election of Series A-2 Directors, the holders of Series B Preferred Shares shall vote as a separate class with respect to the election of Series B Directors and the holders of Series C Preferred Shares shall vote as a separate class with respect to the election of Series C Director.

(4)	Conversion.

Subject at all times to the Statute and applicable law, the holders of the Preferred Shares shall have the following rights described below with respect to the conversion of the Preferred Shares into Ordinary Shares. Subject to the provisions of this Article 6A(ii)(4), the number of Ordinary Shares to which a holder shall be entitled upon conversion of any Preferred Share shall be the quotient of the applicable Original Issue Price of such Preferred Share divided by the then-effective Conversion Price of such Preferred Share. For the avoidance of doubt, subject to the provisions of this Article 6A(ii)(4), the applicable conversion price of each Preferred Share (the “Conversion Price”) initially shall be the applicable Original Issue Price of such Preferred Share and shall be subject to adjustment from time to time (regardless whether such Preferred Share has been actually issued), as set forth below.

(a)	Optional Conversion.

(i)

Subject to and in compliance with the provisions of this Article 6A(ii)(4)(a) and subject to complying with the requirements of the Statute, Preferred Shares may, at the option of the holder thereof, be converted in whole or in part at any time into fully-paid and nonassessable Ordinary Shares based on the then-effective Conversion Price.

The holder of Preferred Shares who desires to convert such shares into Ordinary Shares shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred Shares, and shall give written notice to the Company at such office that such holder has elected to convert such shares. Such notice shall state the number of Preferred Shares being converted. Thereupon, the Company shall promptly issue and deliver to such holder at such office a certificate or certificates for the number of Ordinary Shares to which the holder is entitled. No fractional Ordinary Shares shall be issued upon conversion of the Preferred Shares, and the number of Ordinary Shares to be so issued to a holder of Preferred Shares upon the conversion or such Preferred Shares (after aggregating all fractional Ordinary Shares that would be issued to such holder) shall be rounded to the nearest whole share (with one- half being rounded upward). Such conversion shall be deemed to have been made at the close of business on the date of the surrender of the certificates representing the Preferred Shares to be converted, and the person entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Ordinary Shares on such date provided that such person’s name has been recorded in the register of members of the Company as the record holder.

(b)	Automatic Conversion.

(i)

Without any action being required by the Preferred Shareholders and whether or not the certificates representing such share are surrendered to the Company or its transfer agent, (A) each Preferred Share shall automatically be converted into Ordinary Share upon the closing of a Qualified IPO or (B) each Series B Preferred Share shall automatically be converted into Ordinary Shares upon the affirmative written consent of the holders of 75% or more of then outstanding Series B Preferred Shares.

The Company shall not be obligated to issue certificates for any Ordinary Shares issuable upon the automatic conversion of Preferred Shares unless the certificate or certificates evidencing such Preferred Shares is either delivered as provided below to the Company or any transfer agent for the Preferred Shares, or the holder notifies the Company or its transfer agent that such certificate has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate. The Company shall, as soon as practicable after receipt of certificates for Preferred Shares, or satisfactory agreement for indemnification in the case of a lost certificate, promptly issue and deliver at its office to the holder thereof a certificate or certificates for the number of Ordinary Shares to which the holder is entitled. No fractional Ordinary Shares shall be issued upon conversion of the Preferred Shares, and the number of Ordinary Shares to be so issued to a holder of converting Preferred Shares (after aggregating all holder) shall be rounded to the nearest whole share fractional Ordinary Shares that would be issued to such (with one-half being rounded upward). Any person entitled to receive Ordinary Shares issuable upon the automatic conversion of the Preferred Shares shall be treated for all purposes as the record holder of such Ordinary Shares on the date of such conversion provided that such person’s name has been recorded in the register of members of the Company as the record holder.

(c)

The Directors may effect such conversion in any manner available under applicable law, including redeeming or repurchasing the Preferred Shares and applying the proceeds thereof towards payment for the new Ordinary Shares.

(d)

For purposes of the repurchase or redemption, the Directors may, subject to the Company being able to pay its debts in the ordinary course of business, make payments out of such funds as are legally available for such purpose, including out of capital.

(e)	Adjustments to Conversion Price.

(i)

Adjustment for Share Splits and Combinations. If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Ordinary Shares, each Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of shares, each Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii)

Adjustment for Ordinary Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution solely to the holders of Ordinary Shares payable in Ordinary Shares, each Conversion Price then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such Conversion Price then in effect by a fraction (i) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

(iii)

Adjustments for Other Dividends. If the Company at any time, or from time to time, makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution payable in securities of the Company other than Ordinary Shares, then, and in each such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive, in addition to the number of Ordinary Shares issuable thereon, the amount of securities of the Company which the holder of such share would have received had the Preferred Shares been converted into Ordinary Shares immediately prior to such event, all subject to further adjustment as provided herein.

(iv)

Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a deemed Liquidation Event), then in any such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such share would have received had the Preferred Shares been converted into Ordinary Shares on the date of such event, all subject to further adjustment as provided herein, or with respect to such other securities or property, in accordance with any terms applicable thereto.

(v)	Issuance of New Securities.

(A)

Anti-dilution Adjustment. If, after the Original Issue Date, the Company shall issue New Ordinary Securities without consideration or for a consideration per Ordinary Share less than the applicable Conversion Price of any Preferred Share in effect on the date of and immediately prior to such issuance (for purpose hereof, this Article 6A(ii)(4)(v)(A) shall not apply to the issue of New Ordinary Securities which falls within any of the Adjustment Exceptions), then, and in such event, such Conversion Price shall be reduced concurrently with such issuance, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula: provided that if such issuance was without consideration, then the Company shall be deemed to have received for purposes hereof an aggregate of US$0.001 of consideration for all such New Securities.

CP2 = CP1 * (A + B) ÷ (A + C)

For purposes of the foregoing formula, the following definitions shall apply:

CP2 is the Conversion Price in effect immediately after such issue of New Ordinary Shares;

CP1 is the Conversion Price in effect immediately prior to such issue of New Ordinary Shares;

“A” shall mean the number of Ordinary Shares outstanding and deemed outstanding immediately prior to such issue of New Ordinary Shares (treating for this purpose as outstanding all Ordinary Shares issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion of Convertible Securities (including the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares) outstanding immediately prior to such issue);

“B” is the number of Ordinary Shares that would have been issued if such New Ordinary Shares had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and

“C” is the number of such New Ordinary Shares issued in such transaction.

i) “Adjustment Exceptions” shall mean issuances of New Ordinary Securities that are sold or reserved for issuance to employees, officers, or directors of the Company pursuant to the ESOP (as defined in the Series C Shares Purchase Agreement) and other stock purchase or stock option plans or agreements or other incentive stock arrangements approved in accordance with these Articles;

ii) New Ordinary Securities that are issued pursuant to stock splits, stock dividends, combination or similar transactions approved in accordance with these Articles;

iii) Equity Securities of the Company issued in connection with a bona fide acquisition of another business approved by the Board including the approval of Series A-2 Director, Series B Directors and the Series C Director;

iv) New Securities that are issued in a Qualified IPO;

v) New Securities that are issued pursuant to currently outstanding warrants, notes or other rights to acquire New Securities of the Company (including any New Securities issued upon conversion of the Preferred Shares); or

vi) New Securities that are issued in any other transaction which is considered as an Adjustment Exception by the Preferred Shareholder Special Majority.

(B)	Determination of Consideration. For the purpose of making any adjustment to any Conversion Price or the number of Ordinary Shares issuable upon conversion of Preferred Shares, as provided above:

i) To the extent it consists of cash, the consideration received by the Company for any issue or sale of securities shall be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensations, discounts or concessions paid or allowed by the Company in connection with such issue or sale;

ii) To the extent it consists of property other than cash, consideration other than cash received by the Company for any issue or sale of securities shall be computed at the fair market value thereof (as determined in good faith by a majority of the Board, which majority must include the Series A-2 Director, the Series B Directors and the Series C Director), as of the date of the adoption of the resolution specifically authorizing such issue or sale, irrespective of any accounting treatment of such property; and

iii) If New Securities or Ordinary Share Equivalents exercisable, convertible or exchangeable for New Securities are issued or sold together with other stock or securities or other assets of the Company for consideration which covers both, the consideration received for the New Securities or such Ordinary Share Equivalents shall be computed as that portion of the consideration received (as determined in good faith by a majority of the Board, which majority must include the Series A-2 Director, the Series B Directors and the Series C Director) to be allocable to such New Securities or Ordinary Share Equivalents.

iv) The consideration per Ordinary Share received by the Company for New Securities deemed to have been issued pursuant to clause (C) below relating to Ordinary Share Equivalents shall equal the quotient obtained by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Ordinary Share Equivalents (determined in the manner described in clauses-(i) - (iii) above), plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise, conversion or exchange of such Ordinary Share Equivalents for Ordinary Shares by (y) the maximum number of Ordinary Shares issuable upon the exercise, conversion or exchange of such Ordinary Share Equivalents.

(C)

Deemed Issuances; No Exercise. If the Company at any time or from time to time shall issue any Ordinary Share Equivalents or shall fix a record date for the determination of holders of any series or class of securities entitled to receive any such Ordinary Share Equivalents, then the maximum number of Ordinary Shares issuable upon the exercise, conversion and exchange of such Ordinary Share Equivalents shall be deemed to be New Securities issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date. No further adjustment shall be made upon such exercise, conversion and exchange to the extent already made pursuant hereto. If all of the rights to exercise, convert or exchange any Ordinary Share Equivalents shall expire without any of such rights having been exercised, such Conversion Price as adjusted upon the issuance of such Ordinary Share Equivalents, shall be readjusted to such Conversion Price which would have been in effect had such adjustment not been made.

(vi)

Other Dilutive Events. In case any event shall occur as to which the other provisions of this Article 6A(ii)(4) are not strictly applicable, but the failure to make any adjustment to a Conversion Price would not fairly protect the conversion rights of the applicable Preferred Shares in accordance with the essential intent and principles hereof, then, in each such case, the Company, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Article 6A(ii)(4), necessary to preserve, without dilution, the conversion rights of such series of Preferred Shares.

(ix)

Certificate of Adjustment. In the case of any adjustment or readjustment of a Conversion Price, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the applicable Preferred Shares at such holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company forany New Securities issued or sold or deemed to have been issued or sold, (ii) the number of New Securities issued or sold or deemed to be issued or sold, (iii) the Conversion Price in effect before and after such adjustment or readjustment, and (iv) the number of Ordinary Shares and the type and amount, if any, of other property which would be received upon conversion of the applicable Preferred Shares after such adjustment or readjustment.

(x)

Notice of Record Date. In the event the Company shall propose to take any action of the type or types requiring an adjustment to a Conversion Price or the number or character of the applicable Preferred Shares as set forth herein, the Company shall give notice to the holders of the applicable Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on a Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of the applicable Preferred Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

(xi)

Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, the Company and holders of Shares will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purpose.

(xii)

Notices. Any notice required or permitted pursuant to this Article 6A(ii)(4) shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to each holder of record at the address of such holder appearing on the books of the Company. Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

(xiii)

Payment of Taxes. The Company will pay all Cayman Islands taxes, if any, (other than taxes based upon income) and other Cayman Islands governmental charges that may be imposed with respect to the issue or delivery of Ordinary Shares upon conversion of Preferred Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of Ordinary Shares in a name other than that in which the Preferred Share so converted were registered.

(5)	Preferred Share Protective Provisions.

(a)

Board Approval. Any action by the Company (whether by amendment of these Articles, through any merger, amalgamation, combination or similar transaction or otherwise, whether directly or indirectly and whether in a single transaction or a series of related transactions) that effects or approves any of the following transactions shall require, in addition to any other vote or consent required elsewhere in these Articles or by the Statute, the written consent of a majority of the members of the Board of Directors (other than in the case of items (i), (vi), (xii), (xv) and (xxi) below, which shall require the written consent of two thirds (2/3) of members of the Board of Directors), unless such action is an approved item in the annual budget and business plan duly approved by the Board:

(i) create, authorize, issue, repurchase or redeem any Equity Security of the Company (excluding redemption or repurchase of shares pursuant to the Shareholders’ Agreement and these Articles or upon termination of an employee or consultant pursuant to a restricted share purchase agreement), or otherwise change the authorized or issued share capital of the Company;

(ii) amend or alter the business scope of the Company, except for increase of business scope similar to the business of the Company substantially as now conducted for the operational needs;

(iii) approve and amend the annual budget and business plans;

(iv) create or decide the operation plan or investment plan of the Company;

(v) liquidate or dissolve the Company;

(vi) amendment to any Charter Documents of the Company;

(vii) incur any items of expenditure or indebtedness in excess of US$500,000;

(viii) outside the normal scope of business, sell or dispose of any business or assets of any Group Company with any value in excess of USD500,000 (for purposes hereof, a disposal including but without limitation to any sale, transfer, granting, licensing, abandonment, mortgage, pledge);

(ix) enter into any agreement regarding an asset transfer outside the ordinary course of business, licensing of intellectual property rights out of the ordinary course of business, acquisition or a liquidation event;

(x) involve in any litigation, arbitration, administrative or other legal proceedings with a dispute amount exceeding USD500,000;

(xi) any action that results in the payment or declaration of a dividend on any Shares;

(xii) change the size of the Board or the method of selecting member of the Board;

(xiii) appoint or remove any of the Chief Executive Officer or Chief Financial Officer of the Company;

(xiv) appoint, remove or change the auditors of the Company or make any material change in the accounting or financial policies of the Company;

(xv) establish and change the size of the employee stock option plan (including ESOP) and grant options under the employee stock option plan (including ESOP);

(xvi) approve or change any interested party transactions;

(xvii) approve, permit or cause any of the Group Companies to:

(a)	establish any Subsidiary,

(b)	establish any joint venture or partnership or material alliance with any Person;

(xviii) loan to any Person;

(xix) change any authorized signatory of any bank account of any Group Company or its Subsidiaries;

(xx) take any facilities and/or providing any loans or guarantees in any form that, together with all other indebtedness and guarantee outside the annual budget duly approved;

(xxi) determine the timing, offering price or place of listing of a Qualified IPO; and

(xxii) authorize, agree or undertake to do any of the foregoing.

(b)

Series B Investor Approval. In addition to any other vote or consent required elsewhere in these Articles or by the Statute, the Company shall not take any of the following actions (whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise) without obtaining in advance the affirmative vote or written consent of the holders of at least 75% of the then outstanding Series B Preferred Shares:

(i) effecting any amendment, alteration or repeal of any provision of the Memorandum and Articles that alters or changes the voting or other powers, preferences, special rights, privileges or restrictions of such Series B Preferred Shares (whether by merger, consolidation or otherwise) so as to have a material adverse effect on the Series B Preferred Shares; or

the Company to approve, authorize or make any financing plan, including by way of authorizing, issuing, repurchasing or redeeming any Equity Security of the Company, or otherwise changing the authorized or issued share capital of the Company, and determining the timing, offering price or place of listing of a Qualified IPO, provided that, such additional approval requirement shall not apply (i) with respect to any financing completed on or prior to the first (1st) anniversary of June 17, 2014, if the amount of the financing implies a pre-money valuation of the Company immediately prior to such financing that is equal to 125% of the post-money valuation of the Company immediately following June 17, 2014, i.e. US$500,000,000, and (ii) with respect to any financing completed after the first (1st) anniversary of June 17, 2014 but on or prior to the second (2nd) anniversary June 17, 2014, if the amount of the financing implies a pre-money valuation of the Company immediately prior to such financing that is equal to 137.5% of the post- money valuation of the Company immediately following June 17, 2014, i.e. US$625,000,000.

(c) Series C Lead Investor Approval. In addition to any other vote or consent required elsewhere in these Articles or by the Statute, the Company shall not take any of the following actions (whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise) without obtaining in advance the affirmative vote or written consent of the Series C Lead Investor, individually, or, one or more Preferred Shareholders who hold, collectively, no less than seventy-five percent (75%) of voting power of the then outstanding Series C Preferred Shares:

(i) create, authorize, issue, repurchase or redeem any Equity Security of the Company (excluding redemption or repurchase of Shares pursuant to this Agreement and the Memorandum and Articles or upon termination of an employee or consultant pursuant to a restricted share purchase agreement), or otherwise change the authorized or issued share capital of the Company;

(ii) approve any Change of Control;

(iii) any reorganization, consolidation, sale, transfer, dilution of interest in, liquidation, or dissolution of any Group Company;

(iv) amendment to any Charter Documents of the Company or any material amendments to any Charter Documents of any other Group Company in the nature of material amendments to the authorized or registered share capital;

(v) appoint or remove the Chief Executive Officer of the Company;

(vi) establishment, termination, or change in the size of any employee stock option plan (including the ESOP);

(vii) approve or change any interested or related party transactions (it being understood for purposes of this provision that a related party transaction shall mean any transaction between a Group Company and any Person who holds more than 5% of the Equity Securities of any Group Company);

(viii) amendment or termination of any of the Control Agreements which materially diminishes the rights of the WFOE;

(ix) any initial public offering that is not Qualified IPO; and

(x) authorize, agree or undertake to do any of the foregoing.

(d) Shareholder Approval. In addition to any other vote or consent required herein or by Law, the Company shall not, and the Company shall each Group Company not to, take any of the following actions (whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise) without obtaining in advance the affirmative vote or written consent of (a) holders of Preferred Shares representing 75% of the issued and outstanding Preferred Shares, and (b) holders of Shares representing 75% of the issued and outstanding share capital (on an as- converted basis):

(i) outside the normal scope of business, sell, license or dispose of any business or assets of any Group Company with any value in excess of USD5,000,000 (for purposes hereof, a disposal including but without limitation to any sale, transfer, granting, licensing, abandonment, mortgage, pledge);

(ii) incur any items of indebtedness in excess of USD5,000,000 (except as may be contemplated in the annual budget and business plan);

(iii) any action that results in the payment or declaration of a dividend on any Shares;

(iv) change the size of the board of directors of the Company or the method of selecting members of the Board;

(v) appoint, remove or change the auditors of the Company;

(vi) enter into any agreement regarding an asset transfer outside the ordinary course of business, licensing of intellectual property rights out of the ordinary course of business, acquisitions outside of the ordinary course of business or a liquidation event; and

(vii)	authorize, agree or undertake to do any of the foregoing.

TRANSFER OF SHARES

7.

Shares are transferable, but the Directors may only register transfers of shares that are made in accordance with the relevant terms of the Transaction Documents and any other agreements to which the Company is a party and may not register transfers of shares that are not made in accordance with the relevant terms of the Transaction Documents and any other agreements. The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor, and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register in respect thereof.

REDEMPTION AND PURCHASE OF SHARES

8.

(i)

Subject to the provisions of the Statute and these Articles, shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Company, before the issue of the shares, may by special resolution determine.

(ii)

Subject to the provisions of the Statute and these Articles, the Company may purchase its own shares (including fractions of a share), including any redeemable shares, provided that the manner of purchase has first been authorized by the Company in general meeting and may make payment therefor in any manner authorized by the Statute, including out of capital.

9.	Redemption Right.

(i)

At any time on or after June 12, 2019 (if there is no Qualified IPO), each of the holders of a majority of the then outstanding Series A-2 Preferred Shares and Series B Preferred Shares (as the case may be) shall have the right (the “Series A-2/B Redemption Right”) but not the obligation by delivering a written notice (the “Series A-2/B Redemption Notice”) to the Company, the Ordinary Shareholders and other Preferred Shareholders requiring the Company to redeem all or any part of the Series A-2 Preferred Shares or Series B Preferred Shares (as the case may be) then issued and outstanding, and, upon delivery of the Redemption Notice, the Company shall redeem that number of Series A-2 Preferred Shares or Series B Preferred Shares (as the case may be) specified in the Series A-2/B Redemption Notice then issued and outstanding at a per share price (the “Series A-2 Redemption Price” or “Series B Redemption Price” as applicable) equal to 150% of its Original Issue Price, plus any dividend which have been declared (but which remain unpaid) in respect of the Series A-2 Preferred Shares or Series B Preferred Shares (as the case may be), as adjusted for share split, share dividends, combination, recapitalizations and similar events with respect to the Series A-2 Preferred Shares or Series B Preferred Shares (as the case may be).

(ii)

At any time after the earlier of (a) the fifth anniversary of the Closing Date (if there is no Qualified IPO) or (b) any redemption initiated by the holders or Series A-2 Shares or Series B Shares pursuant to Article 6A(ii)(9)(i) above, each of the holders of a majority of the then outstanding Series C Preferred Shares shall have the right (the “Series C Redemption Right”) but not the obligation by delivering a written notice (the “Series C Redemption Notice”) to the Company, the Ordinary Shareholders and other Preferred Shareholders requiring the Company to redeem all or any part of the Series C Preferred Shares then issued and outstanding, and, upon delivery of the Series C Redemption Notice, the Company shall redeem that number of Series C Preferred Shares that are specified in the Series C Redemption Notice then issued and outstanding at a per share price (the “Series C Redemption Price”) equal to 150% of its Original Issue Price, plus any dividend which have been declared (but which remain unpaid) in respect of the Series C Preferred Shares, as adjusted for share split, share dividends, combination, recapitalizations and similar events with respect to the Series C Preferred Shares.

(iii)

The closing of the redemption of the Series A-2 Preferred Shares, Series B Preferred Shares or the Series C Preferred Shares (as the case may be) (the “Redemption Closing”) shall take place no later than twelve (12) months after delivery of the applicable Redemption Notice (provided, that, for purposes of convenience in managing the redemption(s) contemplated hereunder, in the case of delivery of a Series C Redemption Notice pursuant to Article 6A(ii)(9)(ii) above, the date of delivery of the Series C Redemption Notice shall be treated as the same date as the delivery date of the Series A-2/B Redemption Notice). At the Redemption Closing, the relevant Preferred Shareholders shall deliver certificates representing the Series A-2 Preferred Shares, Series B Preferred Shares or Series C Preferred Shares (as applicable) being redeemed. The Company shall deliver, by wire transfer of immediately available funds and at the relevant closing, payment in full of (a) the Series A- 2 Redemption Price, Series B Redemption Price or Series C Redemption Price (as applicable), and (b), if the Company fails to pay the full amount of the Series A-2 Redemption Price, Series B Redemption Price or Series C Redemption Price (as applicable) on or prior to the date that is thirty days following the date of delivery of applicable Redemption Notice, an interest on the unpaid amount of the applicable Redemption Price, calculated based on a rate of 8.45% per annum (accrued daily) from the date of the applicable Redemption Notice to the date of actual payment. At the relevant closing, the relevant Preferred Shareholders and the Company shall execute such additional documents as may be necessary or appropriate to effect the redemption of the Series A-2 Preferred Shares, the Series B Preferred Shares or the Series C Preferred Shares (as applicable). All of the Shareholders shall take such actions as may be necessary or appropriate to give effect to the Series A-2/B Redemption Right and/or the Series C Redemption Right (as applicable), including but not limited to voting, and causing and procuring the directors nominated respectively by them to vote, in favor of the redemption of the Series A-2 Preferred Shares, the Series B Preferred Shares or the Series C Preferred Shares (as applicable).

(iv)

Insufficient Funds. For the avoidance of doubt, in the event that the Company fails to pay the full redemption price in respect of each Series A-2 Preferred Share, Series B Preferred Share or Series C Preferred Share being redeemed at the time and place as stipulated in Article 6A(ii)(9)(iii) above, because it has inadequate funds legally available therefor, the funds that are legally available shall nonetheless be first distributed on the closing date ratably among the holders of Series C Preferred Shares requested to be redeemed in proportion to the Series C Redemption Price each such holder is otherwise entitled to receive and, after all the Series C Redemption Price for Series C Preferred Shares have been paid in full, the remaining portion of the Company’s funds that are legally available shall be distributed ratably among the holders of Series B Preferred Shares requested to be redeemed in proportion to the Series B Redemption Price each such holder is otherwise entitled to receive, and after all the Series B Redemption Price for Series B Preferred Shares have been paid in full, the remaining portion of the Company’s funds that are legally available shall be distributed ratably among the holders of Series A-2 Preferred Shares requested to be redeemed in proportion to the Series A-2 Redemption Price each such holder is otherwise entitled to receive.

Thereafter, from time to time when any funds are legally available for the redemption of Series C Preferred Shares, Series B Preferred Shares and/or the Series A-2 Preferred Shares, immediately as of each such time, such funds shall be paid and applied to pay in full the remaining amounts owed on each Series C Preferred Share, Series B Preferred Share or Series A-2 Preferred Share being redeemed (provided that no Redemption Price on Series B Shares or Series A-2 Preferred Shares shall be paid until full payment of the Series C Redemption Price on Series C Preferred Shares having been paid first, and thereafter, no Series A-2 Redemption Price on Series A-2 Preferred Shares shall be paid until full payment of the Series B Redemption Price on Series B Preferred Shares having been paid first). For the avoidance of doubt, in any case, the full redemption price shall not be deemed to have been paid in respect of any Series C Preferred Share, Series B Preferred Share or Series A- 2 Preferred Share and the redemption shall not be deemed to have been consummated in respect of any Series C Preferred Share, Series B Preferred Share or Series A-2 Preferred Share, and the holder of Series C Preferred Shares, Series B Preferred Shares or Series A-2 Preferred Shares shall remain entitled to all of its rights, including (without limitation) its voting rights, in respect of such Series C Preferred Share, Series B Preferred Share or Series A- 2 Preferred Share, and such Series C Preferred Share, Series B Preferred Share or Series A-2 Preferred Share shall remain “outstanding” for the purposes of this Agreement, until such time as the applicable Redemption Price in respect of such Series C Preferred Share, Series B Preferred Share or Series A-2 Preferred Share has been paid in full whereupon all such rights shall automatically cease.

VARIATION OF RIGHTS OF SHARES

10.

Subject to Article 6A(ii)(5), if at any time the share capital of the Company is divided into different classes or series of shares, the rights attached to any class or series (unless otherwise provided by the terms of issue of the shares of that class or series) may not, whether or not the Company is being wound-up, be varied without the consent in writing of the holders of at least a majority of the issued shares of that class or series, or without the sanction of a special resolution passed at a general meeting of the holders of the shares of that class or series.

11.

The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class of shares except that the necessary quorum shall be one (1) person holding or representing by proxy at least one-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll.

12.

Subject to Article 6A(ii)(5), the rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu or senior therewith.

NON-RECOGNITION OF TRUSTS

13.

No person shall be recognized by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof), any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

REGISTRATION OF EMPOWERING INSTRUMENTS

14.

The Company shall be entitled to charge a fee not exceeding one dollar (US$1.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, or other instrument.

TRANSMISSION OF SHARES

15.

In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognized by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.

16.

Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and, subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy as the case may be. If the person so becoming entitled shall elect to be registered himself asholder, such person shall deliver or send to the Company a notice in writing signed by such person so stating such election.

17.

A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by voluntary transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company; provided that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within ninety days the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

AMENDMENT OF MEMORANDUM OF ASSOCIATION, ALTERATION OF

CAPITAL & CHANGE OF LOCATION OF REGISTERED OFFICE

18.

(i) Subject to the provisions of the Statute and these Articles (including but not limited to Article 6A), the Company may from time to time alter or amend its Memorandum with respect to any objects, powers or other matters specified therein to:

(A)

by Ordinary Resolution increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(B)	by Ordinary Resolution consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(C)	by Ordinary Resolution divide or subdivide all or any of its share capital into shares of smaller amount than is fixed by the Memorandum or into shares without nominal or par value;

(D)

by Ordinary Resolution cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

(ii)	All new shares created hereunder shall be subject to the same provisions with reference to transfer, transmission, and otherwise as the shares in the original share capital.

(iii)

Subject to the provisions of the Statute and these Articles (including but not limited to Article 6A), the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund.

(iv)	Subject to the provisions of the Statute and these Articles (including but not limited to Article 6A), the Company may by resolution of the Directors change the location of its Registered Office.

FIXING RECORD DATE

19.

The Directors may fix in advance a date as the record date for any determination of Members entitled to notice of or to attend or vote at a meeting of the Members. For the purpose of determining the Members entitled to receive payment of any dividend, the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

20.

If no record date is fixed for the determination of Members entitled to notice of or to attend or vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to attend or receive notice of, attend or vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

GENERAL MEETING

21.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

22.

The Company may hold a general meeting as its annual general meeting but shall not (unless required by Statute) be obliged to hold an annual general meeting. The annual general meeting, if held, shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

23.

The Directors may call general meetings, and they shall, on the requisition of Members of the Company holding at the date of deposit of the requisition not less than ten percent (10%) of the paid up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, forthwith proceed to convene an extraordinary general meeting of the Company.

24.

The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

25.

If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing not less than a majority of the aggregate voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall be subject to other Articles hereof, including Article 28, and shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

26.	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

27.

At least ten (10) days’ notice shall be given of an annual general meeting and at least twenty (20) days’ notice shall be given of any other general meeting unless such notice is waived either before, at or after such annual or other general meeting (i) in the case of a general meeting called as an annual general meeting, by all the Members entitled to attend and vote thereat or their proxies; and (ii) in the case of any other general meeting, by holders of not less than the appropriate proportion of all those Shares which are in issue at the time which would be required to approve the actions submitted to the members for approval at such meeting, or their proxies (collectively, the “Required Consenters”). Every notice shall be exclusive of the day on which it is given or deemed to be given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned; provided that any general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of Articles 23-26 have been complied with, be deemed to have been duly convened if it is so agreed by the Required Consenters.

PROCEEDINGS AT GENERAL MEETINGS

28.

No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. A quorum shall be established by the holders of (a) at least fifty percent (50%) of the aggregate voting power of all outstanding Ordinary Shares, (b) more than fifty percent (50%) of the aggregate voting power of all outstanding Series A Preferred Shares, (c) more than fifty percent (50%) of the aggregate voting power of all outstanding Series B Preferred Shares, and (d) the Series C Lead Investor, individually, or one or more holders who hold, collectively, no less than seventy-five (75%) of the voting power of the then outstanding Series C Preferred Shares, in each case, that are entitled to notice of and to attend and vote at such general meeting, present in person or by proxy or if a company or other non-natural person by its duly authorized representative, provided that in the event that one (1) Preferred Shareholder holds more than fifty percent (50%) of the aggregate voting power of all outstanding Series B Preferred Shares, the quorum shall be adjusted to be (i) the holder(s) of at least fifty percent (50%) of the aggregate voting power of all outstanding Ordinary Shares entitled to notice of and to attend and vote at such general meeting present in person or by proxy or if a company or other non-natural person by its duly authorized representative and (ii) two (2) Preferred Shareholders holding, in aggregate, more than fifty percent (50%) of the aggregate voting power of all outstanding Series B Preferred Shares entitled to notice of and to attend and vote at such general meeting present in person or by proxy or if a company or other non-natural person by its duly authorized representative.

29.	A person shall be deemed to be present at a general meeting if he participates by telephone or other electronic means and all persons participating in the meeting are able to hear each other.

30.

An action that may be taken by the members at a meeting may also be taken by a resolution of members consented to in writing or by telex, telegram, cable, facsimile or other written electronic communication without the need for any notice. A resolution in writing (in one or more counterparts) shall be as valid and effective as if the resolution had been passed at a duly convened and held general meeting of the Company if: in the case of a Special Resolution, it is signed by all Members required for such Special Resolution to be deemed effective under the Statute; or in the case of any resolution passed other than as a Special Resolution, it is signed by Members for the time being holding Shares carrying in aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a general meeting at which all Shares entitled to vote thereon were present and voted (calculated in accordance with Article 6(A)(ii)(3)) (or, being companies, signed by their duly authorized representative).

31.

If within thirty (30) minutes from the time appointed for the meeting a quorum is not present, the meeting shall be dissolved. If any meeting duly convened dissolves for the reason the number of attending Members does not constitute a quorum, the Chairman or any Member of the Company shall be entitled to issue a second written notice to Members of the Company pursuant to Article 27, to specify the place, manner, nature of business and the day and the hour of the general meeting, which shall be within thirty (30) days from the original date of general meeting. If a quorum is not present within sixty (60) minutes from the time appointed for the second general meeting, all the rights and privilege of the Shares held by the unattended Shareholder, the absence of whom is without reasonable causes, shall be deemed as have been waived by such unattended Member. And for the purpose of calculating the voting power of the Shares on the resolution of the second general meeting, the Shares held by the unattended Member without reasonable causes shall be excluded from being counted in determining the total number of the outstanding shares.

32.

The chairman, if any, of the Board shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he shall not be present within thirty (30) minutes after the time appointed for the holding of the meeting, or is unwilling to act, the members present shall elect one (1) of their number to be chairman of the meeting.

33.

The chairman may, with the consent of any general meeting duly constituted hereunder at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice.

34.

At any general meeting, a resolution put to the vote of the meeting shall be decided by the vote of the requisite majority pursuant to a poll of the Members. Unless otherwise required by Statute or these Articles, such requisite majority shall be a simple majority of votes cast.

VOTES OF MEMBERS

35.

Subject to these Articles (including but not limited to Article 6A), every Member of record present or, if such Member is a corporation or other non-natural person, such Member is present by its duly authorized representative, shall have such number of votes as provided in Article 6A(ii)(3).

36.

In the case of joint holders of record, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of Members.

37.

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis, or other person may vote by proxy.

38.

No Member shall be entitled to vote at any general meeting unless he is registered as a Member of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

39.

No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the determination of the chairman of the general meeting to be exercised in his or her reasonable discretion.

40.	Votes may be given either personally or by proxy.

PROXIES

41.

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorized in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorized in that behalf. A proxy need not be a Member of the Company.

42.

The instrument appointing a proxy shall be deposited at the Registered Office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting.

43.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked.

44.

A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

CORPORATE MEMBERS

45.

Any corporation which is a Member of record of the Company may in accordance with its articles or other governing documents, or in the absence of such provision by resolution of its directors or other governing body, authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

SHARES THAT MAY NOT BE VOTED

46.

Shares of its own capital held by the Company in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

DIRECTORS

47.	There shall be a Board with an authorized size of up to ten (10) persons.

48.

The remuneration to be paid to the Directors shall be such remuneration as the Directors shall determine. Such remuneration shall be deemed to accrue from day to day. Subject to these Articles (including but not limited to Article 6A), the Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

49.

Subject to these Articles (including but not limited to Article 6A), a Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

50.

Subject to these Articles (including but not limited to Article 6A), a Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

51.	A shareholder qualification for Directors may be fixed by the Company in general meeting, but unless and until so fixed no qualification shall be required.

52.

Subject to these Articles (including but not limited to Article 6A), a Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

53.

In addition to any further restrictions set forth in these Articles (including but not limited to Article 6A), no person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested; provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

54.

A general notice or disclosure to the Directors or otherwise contained in the minutes of a Meeting or a written resolution of the directors or any committee thereof that a Director is a member of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 53 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

ALTERNATE DIRECTORS

55.

Any Director may by a written instrument appoint an alternate who need not be a Director and an alternate is entitled to attend meetings of the Board or of any committee in the absence of the Director who appointed him and to vote or consent in place of such Director.

POWERS AND DUTIES OF DIRECTORS

56.

The business of the Company shall be managed by the Directors who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not inconsistent, from time to time by the Statute, or by these Articles, or as may be prescribed by the Company in general meeting; provided that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made, and provided further that, for the avoidance of doubt and without limiting the generality of the foregoing, the Directors shall undertake none of those acts described in Article 6A(ii)(5) without the prior approval therein required and shall give due consideration to the opinions and suggestions raised jointly by two (2) or more Members.

57.

The Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

58.

All checks, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

59.	The Directors shall cause minutes to be made in books provided for the purpose:

(i)	of all appointments of officers made by the Directors;

(ii)	of the names of the Directors (including those represented thereat by proxy) present at each meeting of the Directors and of any committee of the Directors;

(iii)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

60.

Subject to these Articles (including but not limited to Article 6A), the Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

61.

Subject to these Articles (including but not limited to Article 6A), the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue Debentures whether outright or as security for any debt, liability or obligation of the Company or of any third party.

MANAGEMENT

62.	Subject to these Articles (including but not limited to Article 6A):

(a)

The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(c)

The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.

(d)

The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorize the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(e)	Any such delegates as aforesaid may be authorized by the Directors to sub- delegate all or any of the powers, authorities, and discretions for the time being vested in them.

PROCEEDINGS OF DIRECTORS

63.

Subject to these Articles (including but not limited to Article 6A), the Directors shall meet together for the dispatch of business, convening, adjourning and otherwise regulating their meetings as they think fit, and questions arising at any meeting shall be decided by a majority of votes (unless a higher vote is required pursuant to the Statute or these Articles, including but not limited to Article 6A) of the Directors then elected on the Board, with each having one (1) vote. The Directors shall meet (whether in person, telephonically, or otherwise) at least every three (3) months in each fiscal year.

64.

A Director may, and the Secretary of the Company on the requisition of a Director, shall, at any time, summon a meeting of the Directors by at least five (5) days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered; provided that notice is given pursuant to Articles 93 – 97; provided further that notice may be waived on behalf of all of the Directors before, after, or at the meeting by the vote or consent of all the Directors.

65. (a)

The quorum necessary for the transaction of the business of the Directors is seven (7) of the then elected or appointed Directors, including the Series A-2 Director, the Series B Directors and the Series C Director. For the purposes of this Article a proxy appointed by a Director shall only be counted in a quorum at a meeting at which the Director appointing him is not present; provided always that if there shall at any time be only a sole Director the quorum shall be one (1). For the purposes of this Article a proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

(b)

If within thirty (30) minutes from the time appointed for the meeting a quorum is not present, the Board meeting shall be dissolved. If any Board meeting duly convened dissolves for the reason the number of attending Directors does not constitute a quorum, the Chairman or any Director of the Company shall be entitled to issue a second written notice to the Directors of the Company pursuant to Article 64, to specify the place, manner, nature of business and the day and the hour of the Board meeting, which shall be within thirty (30) days from the original date of Board meeting. If a quorum is not present within sixty (60) minutes from the time appointed for the second Board meeting without any reasonable cause, the Board meeting shall be deemed to have been duly convened and held. All the rights and privilege of the unattended Director, the absence of whom is without reasonable causes, shall be deemed as have been waived by such unattended Directors.

66.

Subject to Article 65, the continuing Directors may act notwithstanding any vacancy in their body. However, if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

67.

The Directors may elect a chairman of their board and determine the period for which he is to hold office, but if no such chairman is elected, or if at any meeting the chairman is not present, the Directors present may choose one of their numbers to be chairman of the meeting. For so long as DUAN Yi is a Director, the chairman of the Board shall be DUAN Yi.

68.

Subject to these Articles (including but not limited to Article 6A), the Directors may delegate any of their powers (subject to any limitations imposed on the Directors) to committees consisting of such member or members of the Board as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors and by these Articles (including but not limited to Article 6A). A committee may meet and adjourn as it thinks proper. Questions arising at any committee meeting shall be determined by a majority of votes of the members then serving on the committee.

69.

The Company shall provide that members of the Board or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting; provided that a meeting of a Board or committee shall not be valid if the Company does not make such means of participation reasonably available to the members thereof.

70.

Subject to Article 6A(ii)(5)(a), any resolution of the Board shall be made by a simple majority of all the votes cast at the Board meeting. In the event of a deadlock in respect of a particular matter (i.e., 5 votes in favor, 5 votes against such matter), the chairman of the Board shall be entitled to a casting vote. A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee as the case may be duly convened and held.

71.

A Director may be represented at any meetings of the Board by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director. The provisions of Articles 41 to 44 shall apply, mutatis mutandis, to the appointment of proxies by Directors.

VACATION OF OFFICE OF DIRECTOR

72.

The office of a Director shall be vacated if he or she gives notice in writing to the Company that he or she resigns the office of Director, if he or she dies or if he or she is found a lunatic or becomes of unsound mind, and such vacated office may be filled only pursuant to Article 73 or 74, as applicable.

APPOINTMENT AND REMOVAL OF DIRECTORS

73.

(a)

The holders of a majority of the voting power of outstanding Ordinary Shares (voting together as a separate class) shall be exclusively entitled to designate, appoint, remove, replace and reappoint at any time or from time to time five (5) directors on the Board (the “Ordinary Directors”), among whom one director shall be the Chief Executive Officer of the Company; as long as the Series A-1 Investor or its Affiliate is a holder of Preferred Shares and holds no less than five percent (5%) of the Ordinary Shares on as-converted and fully-diluted basis, the Series A-1 Investor or its Affiliate shall be exclusively entitled to designate, appoint, remove, replace and reappoint at any time or from time to time one (1) Director on the Board (the “Series A-1 Director”); as long as the Series A Lead Investor or its Affiliate is a holder of Preferred Shares and holds no less than five percent (5%) of the Ordinary Shares on as-converted and as- diluted basis, the Series A Lead Investor or its Affiliate shall be exclusively entitled to designate, appoint, remove, replace and reappoint at any time or from time to time one (1) Director on the Board (the “Series A-2 Director”); Lightspeed shall be entitled to designate, appoint, remove, replace and reappoint at any time or from time to time one (1) Director on the Board and VKC shall be entitled to designate, appoint, remove, replace and reappoint at any time or from time to time one (1) Director on the Board (together, the “Series B Directors”); and the Series C Lead Investor shall be entitled to designate, appoint, remove, replace and reappoint at any time or from time to time one (1) Director on the Board (the “Series C Director”). The Series A-1 Director or Series A-2 Director shall promptly resign with effect from the date the Series A-1 Investor or its Affiliates, or the Series A Lead Investor or its Affiliates (as applicable) ceases to meet the aforesaid condition.

(b)

Any class or series of shares or Member entitled to designate any individual to be elected as a Director of the Board pursuant to this Article 73 shall have the right to remove any director occupying such position and to fill any vacancy caused by the resignation, death, removal, disability, or retirement of any director occupying such position by submitting a written notice to the Board identifying the designated director; and

(c)

In the event that the Ordinary Shareholders only elect three (3) directors to the Board (one of whom being DUAN Yi), then DUAN Yi shall be entitled to three (3) votes. In the event that the Ordinary Shareholders only elect four (4) directors to the Board (one of whom being DUAN Yi), then DUAN Yi shall be entitled to two (2) votes.

74.

Subject to Article 73(a), any vacancy on the Board occurring because of the death, disability, retirement, resignation or removal of a Director designated by the holders of any class or series of shares shall be filled by the vote or written consent of the holders of a majority of the shares of such class or series of shares.

PRESUMPTION OF ASSENT

75

A Director who is present at a meeting of the Board at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

SEAL

76.

The Company may, if the Directors so determine, have a Seal which shall, subject to this Article, only be used by the authority of the Directors or of a committee of the Directors authorized by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by at least one (1) person who shall be either a Director or the secretary or secretary-treasurer or some person appointed by the Directors for the purpose. The Company may have a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used. A Director, secretary or other duly authorized officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

OFFICERS

77.

The Company may have a president, a secretary or secretary-treasurer appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

78.

Subject to the Statute, applicable law and the provisions of these Articles (including but not limited to Article 6A), the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorize payment of the same out of the funds of the Company lawfully available therefor.

79.

Subject to the Statute, applicable law and the provisions of these Articles (including but not limited to Article 6A), the Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

80.

No dividend or distribution shall be payable except out of the profits of the Company, realized or unrealized, or out of the share premium account or as otherwise permitted by the Statute and applicable law.

81.

Subject to the rights of persons, if any, with shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article as paid on the share.

82.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

83.

Subject to these Articles (including but not limited to Article 6A), the Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares or Debentures of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

84.

Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by check or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such check or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

85.	No dividend or distribution shall bear interest against the Company.

CAPITALIZATION

86

Subject to these Articles (including but not limited to Article 6A), upon the recommendation of the Board, the Members may by Ordinary Resolution authorize the Directors to capitalize any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). Subject to these Articles (including but not limited to Article 6A), the Directors may authorize any person to enter into, on behalf of all of the Members interested, an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and legally binding on all concerned.

BOOKS OF ACCOUNT

87	The Directors shall cause proper books of account to be kept with respect to:

(a)	All sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	All sales and purchases of goods by the Company;

(c)	The assets and liabilities of the Company;

(d)	(where applicable) material underlying documentation including contracts and invoice.

Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

88.

Subject to any agreement binding on the Company, the Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorized by the Company.

89.

The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

90.

Subject to these Articles (including but not limited to Article 6A), the Board may at any time appoint or remove an Auditor or Auditors of the Company who shall hold office for a period specified by the Board.

91.

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditors.

92.

Auditors shall, following their appointment and at any other time during their term of office, upon request of the Directors, make a report on the accounts of the Company during their tenure of office.

NOTICES

93.

Notices shall be in writing and may be given by the Company or any person entitled to give notice to any Member either personally or by sending it by next-day or second-day international courier service, fax, electronic mail or similar means to him or to his address as shown in the register of Members.

94. (a)

Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally- recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days after the letter containing the same is sent as aforesaid.

(b)

Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

95.	A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

96.

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it, subject to Articles 94 and 95, to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

97.	Notice of every general meeting shall be given in any manner hereinbefore authorized to:

(a)

every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members; and

(b)

every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other person shall be entitled to receive notices of general meetings pursuant to these Articles.

WINDING UP

98.	If the Company shall be wound up, any liquidator must be approved by a Special Resolution with the affirmative vote of the Preferred Shareholder Special Majority.

99.

If the Company shall be wound up, the assets available for distribution amongst the Members shall be distributed in accordance with Article 6A(ii)(2); provided that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

INDEMNITY & INSURANCE

100. (a)

To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own willful neglect or willful default, and no such Director or officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director or officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the willful neglect or willful default of such Director or officer or trustee.

(b)

To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall not be personally liable to the Company or its Members for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own willful neglect or willful default respectively.

(c)

The Company shall as promptly as practicable, purchase and maintain directors’ and officers’ insurance from a carrier and in an amount as shall be agreed by the Preferred Shareholder Special Majority, provided that such insurance coverage is available at commercially reasonable rates as determined by the Preferred Shareholder Special Majority, in relation to any person who is or was a director or an officer of the Company, or who at the request of the Company is or was serving as a director or an officer of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability under this Article 100.

FINANCIAL YEAR

101.

Unless a majority of the Board agrees otherwise (which majority must include the Series A-2 Director and the Series B Directors and the Series C Director), the financial year of the Company shall end on December 31 in each year and, following the year of incorporation, shall begin on January 1 in each year.

TRANSFER BY WAY OF CONTINUATION

102.

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

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